UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: February 26, 2009
(Date of earliest event reported)

CAVALIER HOMES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9792 (Commission File Number)	63-0949734 (IRS Employer Identification No.)

32 Wilson Boulevard 100 Addison, Alabama (Address of Principal Executive Offices)	35540 (Zip Code)

(256) 747-9800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           Effective February 26, 2009, the Board of Directors of Cavalier Homes, Inc. (the “Company”) appointed Kenneth J. Smith, Jonathan B. Lowe and Carl S. Thigpen to serve as directors of the Company. As of these appointments, the Company’s Board of Directors is comprised of eight members, including Mr. Smith, Mr. Lowe and Mr. Thigpen.

Kenneth J. Smith served as President and Chief Operating Officer of HM Operations, Inc., d/b/a Harden Manufacturing Company, a furniture manufacturing company, from 2000 until August 2008. Mr. Smith began his career with Harden Manufacturing Company in 1987 and is currently retired. He is a graduate of Marion County High School and attended the Tennessee Military Institute in Sweetwater, Tennessee. A resident of Guin, Alabama, Mr. Smith has served as Trustee and Advisory Board Member of the Guin School System and as a board member of the Guin Parks and Recreation Department. He is a member of the New Hope Church of Christ and an active volunteer and supporter of Marion High School athletics. Mr. Smith was appointed to fill the directorship position vacated by Mr. John W Lowe in May 2008 and is considered an independent director under the standards set forth by the NYSE Alternext US. He will serve on the Compensation Committee of the Board. One of the Company’s subsidiaries purchased supplies from Door Components, LLC, a company in which Mr. Smith indirectly holds a 25% interest. The subsidiary purchased $156,117 in supplies from Door Components in 2008 and purchased $2,296 in supplies in 2009 through the date of Mr. Smith’s appointment to the Board. The Company and its subsidiaries have discontinued the future purchase of supplies from Door Components, effective upon Mr. Smith’s appointment to the Board.

Jonathan B. Lowe is a partner with the law firm of Lowe, Mobley & Lowe. He has worked with the firm since August 1994. Mr. Lowe graduated from the University of Alabama with a degree in Accounting in 1991 and received his J.D. from Cumberland School of Law in 1994. He currently serves as President of the Winston County Bar Association and as a Municipal Court Judge for the City of Haleyville, Alabama, the City of Double Springs, Alabama and the Town of Addison, Alabama. He received a Certificate of Commendation from the Alabama Office of Courts in 1998 and Recognition for Dedication and Diligence in serving the City of Haleyville in 2008. A resident of Haleyville, Alabama, Mr. Lowe is a member of the Haleyville Rotary Club, the Haleyville Chamber of Commerce, the Haleyville First Baptist Church and the 2008 class of the Alabama State Bar Leadership Forum. Mr. Lowe was appointed to fill the directorship position vacated by Mr. David A. Roberson in August 2008 and will serve on the Nominating and Governance Committee of the Board. Mr. John W Lowe, another partner with the law firm of Lowe, Mobley & Lowe, serves as the Company’s general counsel. Mr. John W Lowe is a former director of the Company and is the father of Mr. Jonathan B. Lowe. The firm of Lowe, Mobley & Lowe provides legal services to the Company.

Carl S. Thigpen currently serves as Executive Vice President and Chief Investment Officer of Protective Life Corporation, a diversified life insurance and financial services company listed on the New York Stock Exchange. He has worked at Protective Life Corporation since 1984 and currently serves as a director of its West Coast Life Insurance Company. Mr. Thigpen received a Bachelor of Science degree from Auburn University in 1978 and a Master of Business Administration from Samford University in 1984. Mr. Thigpen has also been designated as a Certified Financial Analyst by the CFA Institute. A resident of Birmingham, Alabama, Mr. Thigpen is a member of St. Luke’s Episcopal Church, the Rotary Club of Birmingham, the American Council of Life Insurers and the Newcomen Society of the United States. Mr. Thigpen is considered an independent director under the standards set forth by the NYSE Alternext US and will serve on the Audit Committee of the Board.

Item 8.01. Other Events

On February 27, 2009, the Company closed the sale of its financial services subsidiary, CIS Financial Services, Inc. (“CIS”), to Triad Financial Services, Inc. (“Triad”) pursuant to a Stock Purchase Agreement (the “Agreement”) dated January 21, 2009. The Company received $765,000 in cash at closing and expects to receive $2,275,000 from Triad for the principal balance of installment contracts receivable, referred to in the Agreement as the “Flow Loan Portfolio”, within 180 days of the closing date. Immediately prior to the closing, the Company transferred certain net assets of CIS into a wholly-owned subsidiary of the Company, including all cash (reduced by the amount of any liabilities that Triad will assume), certain installment contracts receivable referred to in the Agreement as the “Hold Loan Portfolio,” and other net assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVALIER HOMES, INC. (Registrant)
Date: March 4, 2009	By:	/s/ Michael R. Murphy
Michael R. Murphy Chief Financial Officer